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                                                                   EXHIBIT 10.26

                        EXECUTIVE COMPENSATION PLAN 2001


                                                 EFFECTIVE DATE: JANUARY 1, 2001

NAME:                                       JIM LAMBERT
TITLE                                       PRESIDENT/CEO
BASE SALARY:                                $350,000
ON-PLAN BONUS:                              55% OF BASE SALARY ($192,500)
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EXHIBIT C
By signing this Executive Compensation Plan 2001 ("Plan"), you hereby agree that the terms of this Plan shall be in addition to the terms of the Employment Agreement between you and Dot Hill dated August 2, 1999 ("Employment Agreement"), and shall replace and supercede the terms of Exhibit C of the Employment Agreement with respect to your base salary and bonus for the year 2001. Otherwise, the terms of our Employment Agreement remain unchanged. For any period of time after December 31, 2001, your base salary and bonus shall be subject to change, as determined by Dot Hill's Board of Directors and/or Compensation Committee ("BOD").

BASE SALARY
Total base salary will be paid in regular periodic payments, in accordance with Company Policy, less required payroll deductions and withholdings.

BONUS
Bonus is calculated based on a percentage of base salary.

Bonus will be paid once annually as soon as practicable after an audit of the Company's fiscal year 2001 results has been completed and after the Dot Hill Board of Directors and/or Compensation Committee ("BOD") has approved the payment.

Bonus is tied to Dot Hill's overall 2001 annual operating plan.
         a. 50% of bonus is tied to achieving on-plan revenue of $160,000,000 for 2001
         b. 50% of bonus is tied to achieving on-plan net income of $9,865,000 for 2001
         c. If at the end of 2001, the year-end revenue AND the net income is equal to or less than 85% of the on-plan targets, no bonus will be paid.
         d. For each 1% increase above 85% of on-plan revenue and, separately, on-plan net income, a bonus equal to 3.33% of on-plan bonus will be paid, with no cap. For example, assume that the Company attains 112% of on-plan revenue and 100% of on-plan for net income, and the entire on-plan bonus is $100,000. Bonus based on revenue will be paid by multiplying 3.33 by (112% - 85%), which equals 89.91%, and then multiplying that by the on-plan bonus of $100,000 equaling $89,910. Further, the bonus based on net income would be calculated by multiplying 3.33 by (100% - 85%), which equals 50%, and then multiplying that by the on-plan bonus of $100,000 equaling $50,000. The total bonus payout would be $89,910 + $50,000 or $139,910.
         e. Overachievement of on-plan bonus is possible based on Dot Hill's exceeding its 2001 revenue and/or net income targets, as per "d" above.

TERMS
a. You must be an employee in good standing on the date of payout to be eligible for the bonus payout.
b. The base salary and bonus structure may be revised by the BOD at any time, with no notice.
c. You are eligible for all benefits afforded Regular Full-time Exempt employees as set forth in the most current version of the Dot Hill Employee Handbook.
d. The terms, conditions, and benefits of your employment with Dot Hill Systems Corporation are governed by the terms of the Employment Agreement and the standard Company policies and benefits. No verbal promises, verbal commitments, or implied promises will alter the Employment Agreement or these standard policies and benefits.
e. The employment relationship between the parties is "at will" and may be terminated by Dot Hill at any time.

/s/ PRESTON ROMM                           /s/ JIM LAMBERT
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Preston Romm, CFO                          Jim Lambert, President/CEO